TECHNOLOGY TRANSFER AGREEMENT

THIS AGREEMENT made as of the 25th day of November, 2011

BETWEEN:

VAMPT BEVERAGE CORP, a Canadian company

(“Owner”)

AND:

VAMPT BEVERAGE USA CORP a Nevada company

(”Purchaser”)

WHEREAS:

A.	Owner has developed various beverage formulas for malt beverage product in the USA under various trade names, marks and art-work employing the Vampt name, has developed bottling, distribution and retail networks and relationships (contractual and otherwise) (all collectively the “Technology”), including but not limited to the Technology listed at Appendix A attached hereto, with much of the development having occurred in its subsidiary, Vampt Brewing Company Limited (“VBCL”)

B.	Owner has agreed to transfer and assign all legal and registered title in and to the Technology and 100% ownership of VBCL to Purchaser in consideration of the payments stipulated in this Agreement;

NOW THEREFORE, in consideration of the premises and the sum of US$10.00 now paid by Purchaser to Owner (the receipt and sufficiency of which is hereby acknowledged) and in consideration of the mutual covenants and obligations herein set forth, the parties hereto covenant and agree as follows:

ARTICLE 1

SALE AND PURCHASE OF TECHNOLOGY

1.01        In consideration of the Purchase Price (as defined below) Owner hereby transfers and assigns to Purchaser 100%, constituting the entirety, of the legal, beneficial and registered title in and to VBCL and in and to the Technology in and for the USA, (for clarity not including Technology in any other jurisdiction), including, without limitation, any developments, improvements, or derivatives thereof (the Technology and the above ownership rights and indices to VBCL hereafter encompassed in the term “Technology”) and acknowledges and confirms that 100% of the legal and beneficial right, title and interest in and to the Technology is vested in and belongs to Purchaser free and clear of all liens, charges, encumbrances, interests of any party or parties (including free of any interests of Owner) or any adverse claims whatsoever to the Technology. Owner covenants that should any interest in the Technology hereafter come into the Owner’s hands that all such title of whatsoever nature was, is, or will be (as to any part coming into the possession or control by Owner) held by Owner in trust for Purchaser.

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1.02        The purchase price (“Purchase Price”) for the purchase of the Technology shall be paid by the Purchaser as soon as reasonably possible following execution hereof, or within 10 days of demand by the Owner, as follows:

(a)	750,000 common shares of the Purchaser; and
(b)	An aggregate of $750,000 payable to the Owner as a royalty and payable only as to 10% of before tax profit of the Purchaser.

Title in the Purchaser to the Technology vests immediately with execution of this Agreement and the Purchase Price shall be an account payable only and any accidental or negligent omission to pay some or all of the Purchase Price shall not affect the title of the Purchaser to the Technology.

ARTICLE 2

PROPERTY RIGHTS

2.01        Upon execution hereof sole and exclusive 100% legal and beneficial right, title and interest in and to the Technology (for clarity including 100% of VBCL) is fully assigned and vested in Purchaser without any requirement for any further documentation confirming vesting and Owner delivers possession of the Technology, free and clear of all liens, charges, encumbrances and adverse claims whatsoever herewith or immediately on demand as to any part not delivered at execution hereof.

2.02        Owner will, forthwith upon receipt of a written request from Purchaser, and at Purchaser’s cost and expense, do such further and other things, enter into such further and other agreements and execute and deliver to Purchaser such further and other documents and instruments as Purchaser may reasonably require to vest title to the Technology in Purchaser, or to record the assignment of the Technology with any regulators, and to better ensure to Purchaser the use, enjoyment and protection of the Technology.

ARTICLE 3

POST-ASSIGNMENT SUPPORT

3.01        Owner will after this Agreement generally assist Purchaser and use his best efforts to facilitate the research and development of the Technology, the more efficient and economic use of the Technology by Purchaser and the manufacture, marketing, sale and distribution of products resultant there from. The Owner shall be compensated at reasonable commercial rates (if not engaged under compensation agreements) for all time and expenses incurred in the provision of such support.

3.02        Owner will, when and if requested by Purchaser:

(a)	provide plans and specifications for the Technology and comprehensive instructions sufficient to permit research and development of the Technology and the manufacture, operation or application of products resultant therefrom; and

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(b)	provide ongoing technical, consultative and advisory services in connection with the subject matter of this Agreement as may reasonably by requested by Purchaser from time to time;

all at reasonable commercial rates, if not already provided for by compensation agreements.

ARTICLE 4

IMPROVEMENTS, NEW TECHNOLOGIES AND RIGHT OF FIRST REFUSAL

4.01        If, whether with Purchaser’s approval or incidentally or otherwise, Owner (or any agent or any entity in which Owner has a controlling interest) discovers or develops any improvements, updates or modifications (collectively “Improvements”) (it being acknowledged by Owner that it shall have no right to conduct such investigations without the approval of Purchaser) relating to the Technology, then the Owner shall promptly disclose such to Purchaser and Owner agrees and acknowledges that such shall be developed in trust and accordingly any such Improvements are the trust property of Purchaser and Purchaser shall be exclusively entitled to such Improvements and shall have legal and beneficial title thereto. Purchaser shall reimburse Owner its disbursements (and any agreed additional costs or charges) where the activities have been approved by Purchaser but in such circumstances as Purchaser may not have approved then Purchaser shall be under no obligation to reimburse except only to the extent that Purchaser, at its sole and unfettered discretion, determines to reimburse any expenses.

4.02        If Owner (or any agent or any entity in which Owner has a controlling interest) determines to dispose of all or substantially all of Owner’s assets or undertaking (either as “Undertaking”) then the following shall apply:

(a)	The Undertaking shall not be sold, except to the Purchaser, for a period of five years after the date hereof. During such five year period the Purchaser shall have an option to purchase the Undertaking for the fair market value thereof (as assessed by a mutually approved appraiser based on generally accepted valuation principles) but for a value of not less than 2,000,000 common shares of the Purchaser and not exceeding 4,500,000 common shares of the Purchaser;

(b)	Thereafter Owner ( “Offeror”) shall not sell, transfer, or otherwise dispose of or offer to sell, transfer or otherwise dispose of the Undertaking unless such Offeror first offers by written notice (the “Offer”) to sell the Undertaking to Purchaser; and no offer to any other party shall be made while such Offer is outstanding or sale pending by the terms thereof;

(b)	The Offer shall set forth:

(i)	a detailed description of the Undertaking offered for sale;
(ii)	the price, expressed in U.S. funds; and
(iii)	the other terms of the sale:

but that, for the first five years, the price shall not be in excess of 4,500,000 common shares of the Purchaser and such price shall be subject to confirmation by an independent valuation;

and the Offer shall include a term that the Offer shall be open for acceptance by Purchaser at any time before the expiration of sixty days after receipt of the detailed Offer and that the Offer shall be irrevocable during such sixty-day period;

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(c)	If Purchaser wishes to accept the Offer, it shall give notice thereof to the Offeror within such sixty day period and if the Offer is not so accepted within such period, it shall be deemed to have been declined and any notice of acceptance received after the expiration of such period shall be null and void and of no effect;

(d)	If the Offer is not accepted, the Offeror shall have the right to sell the Undertaking to any third party but only for a consideration not less than that contained in the Offer and upon terms not more favourable than those contained in the Offer:

(e)	If Purchaser accepts the Offer within such sixty day period, the Offeror shall be bound to sell and Purchaser shall be bound to purchase the Undertaking upon the terms contained in the Offer;

(f)	The purchase and sale of the Undertaking shall be closed on the date (the “Closing Date”) which is the later of the date set forth in the Offer or the 30th day after the expiration of such sixty day Offer acceptance period provided that if such day is a Saturday, Sunday or legal holiday then on the next following business day.

ARTICLE 5

DOCUMENTS LIST

5.01        Owner will execute and deliver to Purchaser all deeds, conveyances, bills of sale, assignment agreements and other documents and instruments as may be necessary to effectively vest good and marketable title in and to the Technology in Purchaser free and clear of all liens, charges and encumbrances and, without limiting the generality of the foregoing, will execute and deliver immediately upon demand:

(a)	bills of sale;

(b)	assignments of trade-marks and trade names in form registerable;

(c)	share assignments and issuances;

(d)	all plans, blueprints, programs, technical data and other materials in any way relating to the Technology; and

(e)	if applicable, a certified copy of a resolution of the directors of Owner authorizing the execution and delivery of this Agreement, and the completion of the transaction contemplated hereby.

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5.02        Any taxes payable in connection with the acquisition of the Technology will be paid by Owner.

ARTICLE 6

ASSIGNMENT

6.01        Owner may not assign, transfer, or otherwise dispose of any or all of its rights under this Agreement.

6.02        Purchaser may assign, transfer, or otherwise dispose of any or all of its rights to the Technology to any person without the prior consent of Owner but Purchaser shall be jointly and severally responsible with such person for the observance and performance of its covenants and obligations under this Agreement.

ARTICLE 7

PUBLICATION AND CONFIDENTIALITY

7.01        Owner acknowledges and agrees that it will treat all non-public aspects of the Technology as confidential and that it will not disclose or communicate or cause to be disclosed or communicated non-public aspects of the Technology to any person except as consented to in writing in advance by Purchaser.

ARTICLE 8

WARRANTIES

8.01        Purchaser represents and warrants to Owner, with the intent that Owner shall rely thereupon in entering into this Agreement, that:

(a)	Purchaser is duly incorporated and validly subsisting under the laws of Nevada, and has the corporate power and capacity to enter into this Agreement;

(b)	Purchaser has the legal right and authority to enter into this Agreement, and this Agreement has been approved by requisite corporate procedures;

(c)	the entering into and performance of this Agreement and the transactions contemplated herein will not result in the violation of any of the terms and provisions of the constating documents of Purchaser, any shareholders’ or directors’ resolution, or of any indenture or other agreement, written or oral to which Purchaser may be a party or be bound or to which they may be subject or any judgement, decree, order, rule or regulation or any court or administrative body by which Purchaser is bound;

(d)	this agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

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8.02        Owner represents and warrants to Purchaser, with the intent that Purchaser shall rely thereupon in entering into this Agreement, that:

(a)	Owner is duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation and has the corporate power and capacity to enter into this Agreement;

(b)	Owner has the legal right and authority to enter into this Agreement and this Agreement has been approved by requisite corporate procedures of Owner;

(c)	the entering into and performance of his Agreement and the transactions contemplated herein will not result in the violation of any of the terms and provisions of the constating documents of Owner, any shareholders’ or directors’ resolution, or of any indenture or other agreement, written or oral to which Owner may be a party or be bound or to which Owner may be subject or any judgement, decree, order, rule or regulation or any court or administrative body by which Owner is bound;

(d)	this agreement has been duly executed and delivered by Owner and constitutes a legal, valid and binding obligation of Owner enforceable against Owner in accordance with its terms;

(e)	Owner is the 100% legal and beneficial owner of all right, title and interest in and to the Technology free and clear of all mortgages, charges, liens, interests of others of any nature, or adverse claims whatsoever;

(f)	to the best of the knowledge, information and belief of Owner, there are no lawful grounds for invalidating any of the Technology;

(g)	Owner has not granted or agreed to grant any license or entered into any other agreement whereby Owner is obliged to give any other person any rights to commercially exploit the Technology;

(h)	there are no claims or actions outstanding or pending against Owner which would impair its ability to sell and transfer the Technology to Purchaser.

8.03        If any party to this Agreement becomes aware of any threatened or actual infringement of any Technology it will promptly give notice to the other party.

8.04        In the event of an alleged infringement of any right respecting the Technology, Purchaser has the right to prosecute litigation designed to enjoin infringers of the Technology and Owner agrees to co-operate in respect of any such suits at the cost and expense of Purchaser.

8.05        In the event any complaint alleging infringement or violation is made against Owner or Purchaser or assignee with respect to the Technology, the following procedure shall be adopted:

(a)	the affected party shall promptly notify the other upon receipt of any such complaint and shall keep the other fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by the affected party (it being acknowledged that the Purchaser shall be the party with the first right to protect the Technology);

(b)	all costs and expenses incurred in investigating, resisting and litigating such a complaint shall be borne entirely by Purchaser;

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(c)	no decision or action concerning or governing any final disposition of the complaint shall be taken without full consultation with and approval by Purchaser;

(d)	Purchaser may elect to participate formally in any litigation involving a complaint to the extent that the court may permit, but any additional expenses generated by such formal participation shall be borne entirely by Purchaser (subject to the possibility of recovery or some or all of such additional expenses from the complainant);

(e)	If the complainant is willing to accept an offer of settlement and one of the parties to this Agreement is willing to make or accept such offer and the other is not, then the unwilling party shall conduct all further proceedings at its own expense, and shall be responsible for the full amount of any damages, costs, accounting of profits and settlement costs in excess of those provided in such offer, but shall be entitled to retain unto itself the benefit of any litigated or settled result entailing a higher payment of costs, damages, accounting of profits and settlement costs than that provided in such offer.

ARTICLE 9

GOVERNING LAW

9.01        This Agreement shall be governed by and construed in accordance with the laws of the British Columbia and the parties hereto irrevocably attorn to the jurisdiction of the courts of the British Columbia.

ARTICLE 10

ENUREMENT

10.01        This Agreement shall enure to the benefit of and be binding upon the parties, and their respective successors and assigns.

ARTICLE 11

HEADINGS

11.01        Marginal headings as used in this Agreement are for the convenience of reference only and do not form a part of this Agreement and are not to be used in the interpretation hereof.

ARTICLE 12

NON-WAIVER

12.01        No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times in respect of any covenants, provisos, or conditions of this Agreement shall operate as a waiver of such party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance, so as to defeat in any way the rights of such party in respect of any such continuing or subsequent default or breach and no waiver shall be inferred from or implied by anything done or omitted by such party, save only an express waiver in writing.

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12.02        No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

ARTICLE 13

AGREEMENT EFFECTIVE

13.01        In the event that any part, section, clause, paragraph or subparagraph of this Agreement shall be held to be indefinite, invalid, illegal or otherwise voidable or unenforceable, the entire agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.

13.02        This Agreement shall be effective from and after the date first set forth above notwithstanding its actual date of execution.

ARTICLE 14

NOTICES

14.01        All payments, reports and notices or other documents that any of the parties hereto are required or may desire to deliver to any other party hereto may be delivered only be personal delivery or by registered or certified mail, or telecopy, all postage and other charges prepaid, at the address for such party set forth on the first page of this Agreement or at such other address as any party may hereinafter designate in writing to the others. Any notice personally delivered or sent by telecopy shall be deemed to have been given or received at the time of delivery or telecopying. Any notice mailed as aforesaid shall be deemed to have been received on the expiration of five days after it is posted, provided that if there shall be at the time of mailing or between the time of mailing and the actual receipt of the notice a mail strike, slow down or labour dispute which might affect the delivery of the notice by the mails, then the notice shall only be effected if actually received.

ARTICLE 15

LEGAL ADVICE

15.01        The parties hereto acknowledge that they have each sought and obtained independent legal advice, and that each of them is responsible for his or its own legal expenses in connection with the subject matter of this Agreement.

ARTICLE 16

GENERAL

16.01        No party hereto shall be held responsible for damages caused by delay or failure when such delay or failure is due to circumstances beyond its control which cannot reasonably be forecast or provided against, including without limitation war, warlike operations or hostilities, fires floods, earthquakes, acts of God, strikes, lockouts or inability to obtain labour or material on time, or difficulties associated with the implementation of the Technology; and it is further understood that each party shall give the other written notice of the occurrence of any of the described events and make every reasonable effort to resume performance required by this Agreement.

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16.02        This Agreement sets forth the entire agreement between the parties and supersedes all other oral and written representations, warranties, and agreements, and no amendments to this Agreement shall be binding unless executed in writing by the parties hereto.

16.03        Whenever the singular or masculine or neuter is used throughout this Agreement the same shall be construed as meaning the plural or feminine or body corporate when the context or the parties hereto may require.

16.04        This Agreement may be executed in counterparts and delivered by facsimile, and each counterpart shall be deemed an original and all together shall constitute one document.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first written above.

VAMPT BEVERAGE CORP
Per:

/s/ Ian Toews
Authorized Signatory

VAMPT BEVERAGE USA CORP
Per:

/s/ Ian Toews
Authorized Signatory

Control Person’s Support Undertaking

As control person of the Owner I, Ian Toews, hereby undertake to exercise my common and preferred shares of the Owner to vote all such shares in favour of the exercise and completion of the Purchaser’s option at any shareholder meeting of the Owner. I further undertake to impress such undertaking on any successor in interest to my shares in the Owner.

/s/ Ian Toews
Ian Toews

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APPENDIX A

TECHNOLOGY

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